EXHIBIT 99.1


               ENVIRONMENTAL TECTONICS CORPORATION
                     1998 STOCK OPTION PLAN

                        TABLE OF CONTENTS


                                                            PAGE


ARTICLE 1.  PURPOSE OF THE PLAN; TYPE OF OPTIONS...........  1

ARTICLE 2.  DEFINITIONS....................................  1

ARTICLE 3.  ADMINISTRATION OF THE PLAN.....................  2

ARTICLE 4.  COMMON STOCK SUBJECT TO THE PLAN...............  4

ARTICLE 5.  STOCK OPTIONS..................................  4

ARTICLE 6.  ELIGIBILITY....................................  6

ARTICLE 7.  TERM, VESTING AND EXERCISE OF OPTIONS..........  6

ARTICLE 8.  TERMINATION OF EMPLOYMENT......................  8

ARTICLE 9.  ADJUSTMENT PROVISIONS..........................  9

ARTICLE 10.  GENERAL PROVISIONS............................  10

ARTICLE 1.  PURPOSE OF THE PLAN; TYPE OF OPTIONS

     1.1 Purpose. The Environmental Tectonics Corporation 1998 Stock Option Plan is intended to provide selected Employees of Environmental Tectonics Corporation and its Subsidiaries an opportunity to acquire Common Stock of the Corporation. The Plan is designed to help the Corporation attract, retain and motivate talented employees and to induce selected individuals to make substantial contributions to the success of its business.

     1.2 Stock Options to be Granted. Incentive Stock Options and Nonqualified Stock Options may be granted within the limitations of the Plan herein described.

ARTICLE 2.  DEFINITIONS

     2.1 "Agreement" means the written instrument evidencing the grant of an Option. A Participant may be issued one or more
Agreements from time to time, reflecting one or more Options.

     2.2  "Board" means the Board of Directors of the Corporation.

     2.3 "Cause" means that an Optionee (i) is convicted of, or enters a plea of nolo contendere to, (A) a felony or (B) a crime of fraud or other dishonesty with respect to the Corporation, a Subsidiary, or any successor to either, or (ii) wilfully fails to follow the lawful instructions of the Board after the Optionee's receipt of written notice of such instructions, other than a failure resulting from the Optionee's incapacity because of physical or mental illness.

     2.4 "Code" means the Internal Revenue Code of 1986, as amended and as the same may hereafter be amended, and the regulations promulgated thereunder.

     2.5 "Committee" means the Committee which the Board appoints to administer the Plan in accordance with the provisions of Section 3.1.

     2.6 "Common Stock" means the common stock of the Corporation ($0.10 par value) as described in the Corporation's Articles of Incorporation, or such other stock as shall be substituted therefor.

     2.7 "Corporation" means Environmental Tectonics Corporation, a Pennsylvania corporation.

     2.8  "Effective Date" means the date specified in
Section 10.1.

     2.9 "Employee" means any common law employee of the Corporation or a Subsidiary who is considered to be a "key employee" and regularly works on a substantially full-time basis,
<PAGE 1> as determined by the Committee from time to time.

     2.10  "Exchange Act" means the Securities Exchange Act of
1934, as amended and as the same may hereafter be amended, and the regulations promulgated thereunder.

     2.11 "Exercise Price" means the price per share applicable to an Option, as determined pursuant to Section 5.1.

     2.12 "Incentive Stock Option" means a Stock Option intended to satisfy the requirements of Code Section 422(b).

     2.13 "Nonqualified Stock Option" means a Stock Option other than an Incentive Stock Option.

     2.14  "Optionee" means a Participant who is awarded a Stock
Option pursuant to the provisions of the Plan. Such term also includes any person holding an Option as a permitted successor or transferee of such a Participant.

     2.15 "Participant" means an Employee selected by the Committee to receive a grant of an Option under the Plan.

     2.16  "Plan" means the Environmental Tectonics Corporation
1998 Stock Option Plan.

     2.17 "Retirement" means termination of employment upon or following the attainment of age 65.

     2.18 "Securities Act" means the Securities Act of 1933, as amended and as the same may hereafter be amended, and the regulations promulgated thereunder.

     2.19 "Stock Option" or "Option" means an award of a right to purchase Common Stock pursuant to the provisions of the Plan.

     2.20 "Subsidiary" means a "subsidiary corporation," as defined in Code Section 424(f), that is a subsidiary of the Corporation or, as the context requires, another corporation.

ARTICLE 3.  ADMINISTRATION OF THE PLAN

     3.1 The Committee. The Plan shall be administered by a committee of the Board composed of two or more members all of whom are (i) "non-employee directors," as such term is defined under the rules and regulations adopted from time to time by the Securities and Exchange Commission pursuant to Section 16(b) of the Exchange Act, and (ii) "outside directors," within the meaning of Code
Section 162(m). The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board.
  <PAGE 2>
     3.2  Powers of the Committee.

          (a) The Committee shall be vested with full authority to make such rules and regulations as it deems necessary or desirable to administer the Plan and to interpret the provisions of the Plan, unless otherwise determined by a majority of the disinterested members of the Board. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Optionees and any person claiming under or through an Optionee, unless otherwise determined by a majority of the disinterested members of the Board.

          (b) Subject to the terms, provisions and conditions of the Plan and subject to ratification by a majority of the disinterested members of the Board, the Committee shall have exclusive jurisdiction to:

               (i)  determine and select, based upon the
          recommendation of the Corporation's Chief Executive
          Officer (except as to himself), the Employees to be granted Options (it being understood that more than one
          Option may be granted to the same person);

               (ii) determine the number of shares of Common Stock subject to each Option;

               (iii) determine the date or dates when the Options will be granted, which dates shall not be earlier than the date of Board ratification;

               (iv) determine the Exercise Price of the shares subject to each Option;

               (v) determine the date or dates when each Option may be exercised within the term of the Option specified pursuant to Article 7;

               (vi) determine whether or not an Option constitutes an Incentive Stock Option; and

               (vii) prescribe the form, which shall be consistent with this Plan document, of the Agreement evidencing any Options granted under the Plan.

     3.3 Terms. The grant of an Option under the Plan shall be evidenced by an Agreement and may include any terms and conditions that are not inconsistent with this Plan document, as the Committee may determine.
  <PAGE 3>
     3.4 Liability. No member of the Board or the Committee shall be liable for any action or determination made in good faith by the Board or the Committee with respect to the Plan or any Options granted under the Plan.

ARTICLE 4.  COMMON STOCK SUBJECT TO THE PLAN

     4.1 Common Stock Authorized. The aggregate number of shares of Common Stock for which Options may be granted under the Plan shall not exceed 500,000 shares. The limitation established by the preceding sentence shall be subject to adjustment as provided in
Article 9.

     4.2 Shares Available. The capital stock to be issued upon exercise of Options granted under the Plan shall be the Corporation's Common Stock which shall be made available, at the discretion of the Board, either from authorized but unissued Common Stock or from Common Stock acquired by the Corporation. In the event that any outstanding Option under the Plan for any reason expires or is terminated, the shares of Common Stock allocable to the unexercised portion of such Option may thereafter be made subject to another Option.

ARTICLE 5.  STOCK OPTIONS

     5.1 Exercise Price. The Exercise Price of a Stock Option shall be, in the case of an Incentive Stock Option, 100 percent of the fair market value of one share of Common Stock on the date the Option is granted, except that the Exercise Price shall be 110 percent of such fair market value in the case of an Incentive Stock Option granted to any individual described in Section 6.2. The Exercise Price of a Stock Option shall be, in the case of a Nonqualified Stock Option, not less than 100 percent of the fair market value of one share of Common Stock on the date the Option is granted. The Exercise Price of an Option shall be subject to adjustment only as provided in Article 9.

     5.2 Limitation on Incentive Stock Options. The aggregate fair market value (determined as of the date an Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual in any calendar year (under the Plan and all other plans maintained by the Corporation and its Subsidiaries) shall not exceed $100,000.

     5.3  Determination of Fair Market Value.

          (a) During such time as Common Stock is not listed on an established stock exchange or exchanges but is listed on the NASDAQ National Market System, the fair market value per share shall be the closing sale price for a share of the Common Stock on the day the Option is granted. If no sale of Common Stock occurs on that day, the fair market value shall be
     <PAGE 4> determined by reference to such price for the next preceding day on which a sale occurred.

          (b) During such time as the Common Stock is not listed on an established stock exchange or on the NASDAQ National Market System, the fair market value per share shall be the mean between the closing dealer "bid" and "asked" prices for a share of the Common Stock on the day the Option is granted. If no "bid" and "asked" prices are quoted for the day of the grant, the fair market value shall be determined by reference to such prices on the next preceding day on which such prices were quoted.

          (c) If the Common Stock is listed on an established stock exchange or exchanges, the fair market value shall be the composite closing price of a share of the Common Stock on such stock exchange or exchanges on the day the Option is granted. If no sale of Common Stock occurs on that day, the fair market value shall be determined by reference to such price for the next preceding day on which a sale occurred.

          (d) In the event that the Common Stock is not listed on an established stock exchange or traded on the NASDAQ National Market System, and no closing dealer "bid" and "asked" prices are available on the date of a grant, then fair market value shall be the price established by the Committee in good faith.

     5.4 Limitation on Grants. Grants to any Employee under the Plan shall not exceed, in the aggregate, Options to purchase more than 100,000 shares of Common Stock during any period of 12 consecutive months. Such limitation shall be subject to adjustment in the manner described in Article 9.

     5.5 Transferability of Options. Unless otherwise designated by the Committee to the contrary, each Option granted under the Plan shall by its terms be nontransferable by the Optionee (except by will or the laws of descent and distribution), and each Option shall be exercisable during the Optionee's lifetime only by the Optionee, his guardian or his legal representative, or by such other means as the Committee may approve from time to time that is not inconsistent with or contrary to the provisions of applicable law.

     5.6 Beneficiary Designation. An Optionee may, from time to time, designate in writing a beneficiary to exercise his Stock Option(s) after the Optionee's death. Any change in such beneficiary designation shall not become effective unless it is executed by the Optionee and filed with the Secretary of the Corporation prior to his death.
  <PAGE 5>
ARTICLE 6.  ELIGIBILITY

     6.1 Participation. Options shall be granted only to persons who are Employees, as determined by the Committee, based upon the recommendation of the Chief Executive Officer (except as to himself) and ratified by a majority of the disinterested members of the Board.

     6.2 Incentive Stock Option Eligibility Restrictions. Notwithstanding any other provision of the Plan, an individual who owns more than 10 percent of the total combined voting power of all classes of outstanding stock of the Corporation shall not be eligible for the grant of an Incentive Stock Option, unless the special requirements set forth in Sections 5.1 and 7.1 of the Plan are satisfied. For purposes of this section, in determining stock ownership, an individual shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries. "Outstanding stock" shall include all stock actually issued and outstanding immediately before the grant of the Option. "Outstanding stock" shall not include shares authorized for issue under outstanding Options held by the Optionee or by any other person.

ARTICLE 7.  TERM, VESTING AND EXERCISE OF OPTIONS

     7.1  Term and Vesting.

          (a) Each Option granted under the Plan shall terminate on the date determined by the Committee, approved by a majority of the disinterested members of the Board and specified in the relevant Agreement; provided, however, that
     (i) each intended Incentive Stock Option granted to an individual described in Section 6.2 of the Plan shall terminate not later than five years after the date of the grant, (ii) each other intended Incentive Stock Option shall terminate not later than ten years after the date of grant, and (iii) each Option granted under the Plan which is intended to be a Nonqualified Stock Option shall terminate not later than ten years and one month after the date of grant. Each Option granted under the Plan shall be exercisable and shall be subject to forfeiture in accordance with the provisions determined by the Committee in connection with the grant and set forth in the relevant Agreement. An Option may be exercised only during the continuance of the Optionee's employment, except as provided in Article 8.

          (b) In the event the Agreement issued to an Optionee fails to specify a vesting schedule with respect to the
     <PAGE 6> exercisability of the Option granted thereby, such schedule shall be as follows:

           Continuous Employment
           With Corporation and/
          or Subsidiary Following         Percentage of Option
              Date of Grant                   Exercisable

          Less than 1 year                           0
          At least 1 year, but
           less than 2 years                        25
          At least 2 years, but
           less than 3 years                        50
          At least 3 years, but
           less than 4 years                        75
          At least 4 years                         100

     For purposes of this vesting schedule and any vesting schedule described or set forth in an Agreement, continuous employment shall be deemed to have terminated if an Optionee ceases to work on a substantially full-time basis, as determined from time to time by the Committee. The Committee may, subject to such conditions as it may specify, treat approved temporary leaves of absence as not constituting a termination of employment for Plan purposes.

          (c) Notwithstanding any vesting provision herein or in an Agreement to the contrary, an Optionee shall be deemed 100% vested in all of his Options upon termination of employment under a circumstance described in Section 8.1 or 8.2.

     7.2  Exercise.

          (a) A person electing to exercise an Option shall give written notice to the Corporation of such election and of the number of shares of Common Stock he has elected to purchase, in such form as the Committee shall have prescribed or approved, and shall at the time of exercise tender, in cash, the full Exercise Price of the shares to be purchased.

          (b) A person holding more than one Option at any relevant time may elect to exercise such Options in any order.

          (c) At the request of a Participant and to the extent permitted by applicable law, the Corporation may, in its sole discretion, selectively approve arrangements with a brokerage firm under which such brokerage firm, on behalf of the Participant, shall pay to the Corporation the Exercise Price of the Stock Option being exercised (and any required withholding taxes), and the Corporation, pursuant to an irrevocable notice from the Participant, shall promptly deliver the shares being purchased to such firm. <PAGE 7>

     7.3 Forfeiture for Cause. If an event of Cause occurs with respect to an Optionee, all unexercised Options (vested and nonvested) held by him (or any person claiming under or through him) shall be forfeited immediately.


ARTICLE 8.  TERMINATION OF EMPLOYMENT

     8.1 Retirement. Except as otherwise provided in Section 8.5, in the event of an Optionee's Retirement, his Options shall lapse at the earlier of (i) the expiration of the Options' respective terms, or (ii) (A) in the case of an Incentive Stock Option, three months following the date of Retirement, and (B) in the case of a Nonqualified Stock Option, at the discretion of the Committee and as specified in the relevant Agreement, up to 24 months following the date of Retirement.

     8.2 Death or Disability. In the event of an Optionee's termination of employment due to death or "disability," as defined in Code Section 72(m)(7), his Options may be exercised shall lapse at the earlier of (i) the expiration of each Option's respective term, or (ii) six months after termination due to such cause.

     8.3  Other Termination.  Except as otherwise provided in
Section 8.4, in the event of termination of an Optionee's employment for any reason other than is described in Section 8.1 or 8.2, all Options (vested and unvested) shall lapse as of the date of termination.

     8.4  Special Termination Provisions.


          (a) Notwithstanding anything herein to the contrary, the Committee may, in its discretion and subject to the approval of a majority of the disinterested members of the Board, waive any vesting provisions applicable to an Option held by a terminated Optionee who has not satisfied the same prior to termination. Any such waiver may be made with retroactive effect, provided it is made within 60 days following the Optionee's termination of employment.

          (b) Notwithstanding anything herein to the contrary, the Committee may, in its discretion and subject to the approval of a majority of the disinterested members of the Board, waive the lapse provisions otherwise applicable to a vested Option and permit the exercise thereof until a date which is no later than the earlier of (i) the expiration of the term of such Option, or (ii) one year following the date of termination of the Optionee's employment.

     8.5 Transfer of Employee, Etc. An Employee's employment shall not be deemed to be terminated, for purposes of the Plan, if
<PAGE 8> he is transferred between or among the Corporation and any of its Subsidiaries, nor shall termination of employment be deemed to have taken place solely by reason of the occurrence of a transaction pursuant to which any entity acquires all or substantially all of the Corporation's assets by operation of law or otherwise, provided the employment relationship continues with the acquiror or a company affiliated with the acquiror.

ARTICLE 9.  ADJUSTMENT PROVISIONS

     9.1  Share and Exercise Price Adjustments.

          (a) In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise) or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend or split, then there shall be substituted for or added to each share of Common Stock which was theretofore appropriated, or which thereafter may become subject to an Option under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be. Outstanding Options shall also be appropriately amended, as to Exercise Price and other terms, as may be necessary to reflect the foregoing events.

          (b) If there shall be any other change in the number or kind of the outstanding shares of the Common Stock, or of any stock or other securities in which such stock shall have been changed, or for which it shall have been exchanged, and if a majority of the disinterested members of the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in any Option which was theretofore granted or which may thereafter be granted under the Plan, then such adjustment shall be made in accordance with such determination.

          (c) The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, to consolidate, to dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

     9.2  Corporate Changes.  Notwithstanding the provisions of
Section 9.1, a dissolution or liquidation of the Corporation, or a merger or consolidation in which the Corporation is not the
<PAGE 9> surviving corporation, shall cause each outstanding Option to terminate, except to the extent that another corporation may and does in the transaction assume and continue the Option or substitute its own options.

     9.3 Fractional Shares. Fractional shares resulting from any adjustment in Options pursuant to this article may be settled as a majority of the disinterested members of the Board shall determine.

     9.4 Binding Determination. To the extent that the foregoing adjustments relate to stock or securities of the Corporation, such adjustments shall be made by a majority of the disinterested members of the Board, whose determination in that respect shall be final, binding and conclusive. Notice of any adjustment shall be given by the Corporation to each holder of an Option which shall have been so adjusted.

ARTICLE 10.  GENERAL PROVISIONS

     10.1  Effective Date.  The Plan shall become effective on
August 1, 1998, provided that any grant of Options is subject to the approval of the Plan by the shareholders of the Corporation within 12 months thereafter.

     10.2 Termination of the Plan. Unless sooner terminated by the Board, the Plan shall terminate on, and no Options shall be granted after, the tenth anniversary of its Effective Date.

     10.3  Limitation on Termination, Amendment, Modification or
Suspension of Plan.

          (a) The Board may at any time terminate, amend, modify or suspend the Plan; provided, however, that no amendment or modification shall be made solely by the Board if it is also required to be approved by the Corporation's shareholders under any applicable securities or corporate law.

          (b) Except as otherwise provided herein, no termination, amendment, modification or suspension of the Plan shall in any manner adversely affect any Option theretofore granted under the Plan without the consent of the Optionee or any person validly claiming under or through the Optionee.

     10.4 No Right to Employment. Neither anything contained in this Plan document, nor the grant of any Option hereunder, shall confer upon any Optionee the right to continue in the employ of the Corporation or of any Subsidiary or limit in any respect the right of the Corporation or of any Subsidiary to terminate the Optionee's employment at any time and for any reason.

     10.5 No Right to Grant of Options. Nothing in this Plan document shall be construed as requiring that an Option be granted
<PAGE 10> to any particular individual, regardless of such
individual's position with the Corporation or any Subsidiary.

     10.6 Withholding Taxes. Subject to the provisions of Subsection (b), the Corporation will require that an Optionee, as a condition of the exercise of an Option (other than an Incentive Stock Option), or any other person or entity receiving Common Stock upon exercise of an Option, pay or reimburse any taxes which the Corporation is required to withhold in connection with the exercise of the Option.

     10.7  Listing and Registration of Shares.

          (a) No Option granted pursuant to the Plan shall be exercisable in whole or in part if at any time a majority of the disinterested members of the Board shall determine in its discretion that the listing, registration or qualification of the shares of Common Stock subject to such Option on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issue of shares thereunder, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to a majority of the disinterested members of the Board.

          (b) If a registration statement under the Securities Act with respect to the shares issuable upon exercise of any Option granted under the Plan is not in effect at the time of exercise, as a condition of the issuance of the shares, the person exercising such Option shall give the Committee a written statement, satisfactory in form and substance to the Committee, that he is acquiring the shares for his own account for investment and not with a view to their distribution. The Corporation may place upon any stock certificate for shares issuable upon exercise of such Option the following legend or such other legend as the Committee may prescribe to prevent disposition of the shares in violation of the Securities Act or other applicable law:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("ACT") AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THEM UNDER THE ACT OR A WRITTEN OPINION OF COUNSEL FOR THE CORPORATION THAT REGISTRATION IS NOT REQUIRED.

     10.8 Number. Any words used herein in the singular shall be construed as used in the plural, as appropriate in the relevant context, and vice versa. <PAGE 11>

     10.9 Gender. Any pronoun used herein shall be deemed a reference to all genders, as appropriate in the relevant context.

     10.10 Governing Law. Except to the extent preempted by federal law, this Plan document shall be construed, administered and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.
<PAGE 12>